Exhibit 10.37

AMENDMENT NUMBER TWO

TO THE ASSURANT EXECUTIVE 401(K) PLAN

THIS AMENDMENT to the Assurant Executive 401(k) Plan, as amended and restated effective as of January 1, 2009 (the “Plan”), is adopted by the Assurant, Inc. Benefit Plans Committee (the “Committee”) effective as of January 1, 2010.

W I T N E S S E T H:

WHEREAS, Assurant, Inc. (the “Company”) currently maintains the Plan;

WHEREAS, pursuant to Article 8 of the Plan, the Assurant, Inc. Benefit Plans Committee (the “Committee”) has the authority to amend the Plan, unless the amendment would significantly increase the Company’s liabilities for the Plan; and

WHEREAS, the Committee wishes to amend the Plan to (i) provide that a participant who terminates employment during the fourth quarter of a plan year as a result of a job elimination, a reduction in force, or an office closing will be eligible to receive the “401(k) Benefit” under the Plan for the plan year and (ii) remove the various references to “Related Employers” from the Plan, and the Committee has determined that such amendments will not significantly increase the Company’s liabilities for the Plan.

NOW THEREFORE, the Committee amends the Plan as follows:

1.

Effective as of January 1, 2010, Section 3.02 of the Plan is amended in its entirety to read as follows:

“3.02	Eligibility to Receive 401(k) Benefits. In order to be eligible to be credited with a 401(k) Benefit under this Plan for a Plan Year, a Participant must (i) be actively employed by an Employer on the last regularly scheduled work day of the Plan Year, (ii) have terminated employment during the fourth quarter of such Plan Year as a result of a job elimination, a reduction in force, or an office closing, (iii) have terminated employment during such Plan Year on account of Retirement, Disability, or death, (iv) have transferred employment during such Plan Year to an Affiliate that was not a participating employer under the 401(k) Plan, or (v) have met the requirements applicable to any other reason deemed appropriate by the Committee.”

2.

Effective as of January 1, 2010, Section 4.03 of the Plan is amended in its entirety to read as follows:

“4.03	Transferees. A Participant who transfers from one Employer to another Employer will not be deemed to have incurred a Separation from Service for purposes of this Plan.”

3.

Effective as of January 1, 2010, the definition of the term “Related Employer” is deleted in its entirety from Article 11 of the Plan.

* * * * *

Except as amended herein, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned has adopted this Amendment Number Two to the Assurant Executive 401(k) Plan (as amended and restated effective as of January 1, 2009) on the date shown below, to be effective as of January 1, 2010.

ASSURANT, INC.
BENEFIT PLANS COMMITTEE

Date: November 2, 2010	By:	/s/ Robyn Price Stonehill
Robyn Price Stonehill
Member, Assurant, Inc. Benefit Plans Committee
Senior Vice President, Compensation and Benefits